EXHIBIT 10.2

Dated 28 January 2000

INTERIM TECHNOLOGY (UK) LIMITED (1)

-and-

CTI DATA SOLUTIONS LIMITED (2)

AGREEMENT FOR LEASE

-of-

Ground first and second floors Nordic House
120 High Street Purley Surrey

Bracher Rawlins
180 Fleet Street
London EC4A 2HG

Tel: 020 7404 9400
Fax: 020 7404 9401

THIS AGREEMENT is made the 28 day of January, 2000

BETWEEN

(1)	The Landlord INTERIM TECHNOLOGY (UK) LIMITED whose registered office is at 29 Queen Anne’s Gate London SW1H 9BU

(2) The Tenant CTI DATA SOLUTIONS LIMITED of 854 Brighton Road Purley Surrey CR8 2LZ

IT IS AGREED as follows:

1. Interpretation

1.1	In this Agreement the following words and expressions have the following meanings:

	Ancillary Deed	a deed in the form of the draft annexed hereto

Landlord’s Solicitors Bracher Rawlins of 180 Fleet Street London EC4A 2HG (ref: JG)

Property the ground first and second floors of the building known as Nordic House 120 High Street Purley Surrey being the premises comprised in the Superior Lease

Rent Deposit Deed a rent deposit deed in the form of the draft annexed hereto

Standard Conditions the Standard Conditions of Sale (3rd Edition)

Superior Landlord the landlord under the Superior Lease (currently Conifercourt Limited)

Superior Lease a lease dated 4 April 1989 made between Conifercourt Limited (1) G N Elmi Limited (2) and G N Elmi a.s.

Underlease an underlease of the Property in the form of the draft annexed hereto

1.2 The headings to the Clauses shall not affect the construction of this Agreement

1.3	In this Agreement words importing one gender shall be construed as importing any other gender and any reference to a Clause or Schedule shall be construed as a reference to a clause or Schedule of this Agreement

2. Agreement for grant of Underlease

2.1	The Landlord will grant and the Tenant will take a lease of the Property which will be in the form of the Underlease

2.3	The Underlease will be completed within five working days of the satisfaction of the conditions in clause 4 and the date to be inserted in clause 2 of the Underlease as the commencement date of the 5 year term shall be the date referred to in clause 8.1 of this Agreement as the commencement date of the licence to occupy thereby granted.

2.4	The parties will enter into the Ancillary Deed simultaneously with completion of the Underlease

2.5	The Tenant will pay to the Landlord’s Solicitors on the date hereof the rent deposit money of £11,250 referred to in the Rent Deposit Deed to be held by them on the terms of the Rent Deposit Deed as if the same had been completed and the Rent Deposit Deed will be completed simultaneously with completion of the Underlease

3. Standard Conditions of Sale
3.1 This Agreement incorporates the Standard Conditions

3.2	Terms used or defined in this Agreement have the same meaning when used in the Standard Conditions but references to “the seller” and “the buyer” in the Standard Conditions shall where the context so admits be construed as references to the Landlord and the Tenant respectively

3.3	Where there is a conflict between the Standard Conditions and this Agreement this Agreement prevails.

4. Conditions

4.1	Completion of this Agreement is conditional on:

	4.1.1	the consent of the Superior Landlord for the grant of the Underlease and

4.1.2 the issue of a Court Order authorising the agreement contained in clause 7 of the

Underlease that the provisions of sections 24 to 28 (inclusive) of the Landlord and Tenant Act 1954 shall not apply to the Underlease

4.2	If the conditions in clause 4.1 are not satisfied by 28 April 2000 then either party shall be entitled at any time thereafter (but not after the conditions are satisfied) to rescind this Agreement by notice in writing to that effect to the other of them

5. Superior Landlord’s Consent

5.1	The Landlord will use all reasonable endeavours (but without being required to make any payment to the Superior Landlord other than its solicitors’ and surveyors’ costs) to obtain the consent of the Superior Landlord for the grant of the Underlease as soon as reasonably possible

5.2	The Tenant will provide all such information and references as are reasonably required to enable the Landlord to obtain such consent and will give such covenants to the Superior Landlord as the Superior Landlord may reasonably require as a condition of giving its consent

6. Court Order

The Landlord and the Tenant shall forthwith following the date hereof apply to the Mayor’s and City of London Court for the Court Order referred to in clause 4.1.2 and will use all reasonable endeavours to obtain the same as soon as reasonably possible

7. Vacant Possession

Subject to the provisions of clause 8 of this Agreement the Underlease will be granted with vacant possession on completion

8. Licence to Occupy

8.1	The Landlord gives the Tenant licence to occupy the Property on the terms provided for in this clause from 28 January 2000 until the date which is three months thereafter or (if earlier) until completion of the Underlease

8.2 The Tenant will pay to the Landlord:

(i)	on the date hereof a licence fee of £11, 250 which if the licence granted by this clause 8 is terminated other than by completion of the Underlease will be treated as a licence fee at an annual rate of £45,000 for the period of the Tenant’s occupation and if the Underlease is completed will be treated as the payment referred to in clause 2.1 of the Ancillary Deed and

(ii)	a further licence fee equal to and payable at the same times and in the same manner as the payments (other than the principal rent) payable by the Tenant under the Underlease as if the same had been completed

8.3	Until actual completion of the Underlease the Tenant will have no estate right or interest in the Property other than as bare licensee

8.4	During the period of the licence the Tenant shall be deemed to be subject to and will comply with the same exceptions covenants conditions and provisions as are contained in the Underlease so far as they are not inconsistent with the terms of this Agreement

8.5	The Landlord shall be entitled to terminate the licence granted by this clause 8 at any time on notice in writing to the Tenant if the Superior Landlord refuses consent for the grant of the Underlease

8.6	If the licence granted by this clause 8 is terminated at any time prior to the end of the period referred to in clause 8.1 the landlord shall repay to the tenant such part of the licence fee as shall be attributable to the period following such termination apportioned on a daily basis

9. Agreement non-assignable

This Agreement is personal to the Tenant and is non-assignable

10. Agreement to remain in full force and effect

Notwithstanding completion of the Underlease this Agreement shall remain in full force and effect so far as anything contained or referred to in this Agreement remains to be implemented.

11. Schedule of Condition

The Landlord and the Tenant shall as soon as shall be practicable after the date hereof appoint surveyors for the purposes of preparing and agreeing a schedule of condition evidencing the state and condition of repair of the Property and the parties will act in the good faith in seeking to agree such a schedule and the schedule of condition so prepared shall be annexed to the Underlease and shall represent the schedule of condition referred to therein.

SIGNED by B. Rawlins

for and on behalf of
INTERIM TECHNOLOGY (UK) LIMITED

SIGNED by /s/ A. Burt

for and on behalf of
CTI Data Solutions Limited
CTI DATA SOULTUONS LIMITED